Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The Goldman Sachs Group, Inc. $1,400,000 Leveraged Buffered Basket-Linked Notes due 2018

The notes do not bear interest.  The amount that you will be paid on your notes on the stated maturity date (December 11, 2018) is based on the performance of a weighted basket comprised of the S&P 500® Index (50.00% weighting), the EURO STOXX 50® Index (30.00% weighting) and the iShares® MSCI Emerging Markets ETF (20.00% weighting) as measured from the trade date (December 4, 2013) to and including the determination date (December 4, 2018).  The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final underlier level divided by (ii) the initial underlier level (1,792.81 with respect to the S&P 500® Index, 2,991.76 with respect to the EURO STOXX 50® Index and 41.27 with respect to the iShares® MSCI Emerging Markets ETF) multiplied by (iii) the applicable initial weighted value for each basket underlier.  If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive. If the final basket level declines by more than 10.00% from the initial basket level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level.  On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return times (c) the participation rate of 1.40; or

•                  if the basket return is zero or negative but not below -10.00% (the final basket level is equal to or less than the initial basket level but not by more than 10.00%), $1,000; or

•                  if the basket return is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the basket return plus 10.00% times (c) $1,000.

The return on your notes is linked, in part, to the performance of the iShares® MSCI Emerging Markets ETF, and not to the performance of the MSCI Emerging Markets Index (which we refer to as the underlying index) on which the index fund is based.  Although the index fund seeks results that correspond generally to the performance of the underlying index, the index fund follows a strategy of “representative sampling,” which means the index fund’s holdings do not identically correspond to the holdings and weightings of the underlying index, and may significantly diverge from the underlying index.  Although the index fund generally invests at least 90% of its assets in some of the same securities as those contained in the underlying index and in depositary receipts representing the same securities as those contained in the underlying index, it does not hold all of the securities in the underlying index and may invest the remainder in securities that are not contained in the underlying index or in other types of investments.  Additionally, when the index fund purchases securities not held by the underlying index, the index fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the index components are not exposed. Therefore, your investment in the index fund will not directly track the performance of the underlying index and there may be significant variation between the performance of the index fund and the underlying index on which it is based.

Declines in one basket underlier may offset increases in the other basket underliers.  Due to the unequal weighting of each basket underlier, the performance of the S&P 500® Index will have a significantly larger impact on your return on the notes.  Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page PS-11.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) was equal to approximately $949 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise equals approximately $990 per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through October 6, 2014.

Original issue date:	December 11, 2013	Original issue price:	100.00% of the face amount
Underwriting discount:	1.47% of the face amount	Net proceeds to the issuer:	98.53% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No. 2553 dated December 4, 2013.

The issue price, underwriting discounts and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

About Your Notes

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Product supplement no. 1626 dated August 24, 2012

•                  General terms supplement dated September 23, 2013

•                  Prospectus supplement dated September 19, 2011

•                  Prospectus dated September 19, 2011

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated September 23, 2013, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 1626” mean the accompanying product supplement no. 1626, dated August 24, 2012, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-34 of the accompanying product supplement no. 1626 and “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 1626 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1626 or the accompanying general terms supplement.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Basket Underliers:  the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s); the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as published by STOXX Limited and the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”) (see “The Basket and the Basket Underliers” on page PS-17)

Underlying index of the iShares® MSCI Emerging Markets ETF: the MSCI Emerging Market Index

Specified currency:  U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 1626:

•                  type of notes: notes linked to basket of underliers

•                  exchange rates: not applicable

•                  buffer level: yes, as described below

•                  cap level: not applicable

•                  averaging dates: not applicable

•                  interest: not applicable

•                  redemption right or price dependent redemption right: not applicable

Face amount:  each note will have a face amount of $1,000; $1,400,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-13 of this pricing supplement

Supplemental discussion of federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1626. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Pursuant to final Treasury regulations and an Internal Revenue Service notice released on July 12, 2013, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus and “Supplemental Discussion of Federal Income Tax Consequences — Foreign Account Tax Compliance” in the accompanying product supplement no. 1626) will generally not apply to obligations that are issued prior to July 1, 2014; therefore, the notes will not be subject to FATCA withholding. Pursuant to revised proposed Treasury regulations, withholding on “dividend equivalent” payments (as described in Supplemental Discussion of Federal Income Tax Consequences — United States Alien Holders” in the accompanying product supplement no. 1626) would generally only apply to payments on the notes made on or after January 1, 2016, but only if such notes were acquired on or after March 5, 2014.  You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the notes when these regulations are finalized.

Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final basket level is greater than the initial basket level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return; or

•                 if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•                  if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Initial weighted value:  the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
S&P 500® Index	50.00%
EURO STOXX 50® Index	30.00%
iShares® MSCI Emerging Markets ETF	20.00%

Initial S&P 500® Index level:  1,792.81

Initial EURO STOXX 50® Index level:  2,991.76

Initial iShares® MSCI Emerging Markets ETF level:  41.27

Final S&P 500® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Final EURO STOXX 50® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Final iShares® MSCI Emerging Markets ETF level:  the closing level of such basket underlier on the determination date, subject to anti-dilution adjustments described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange Traded Funds” on page S-24 of the accompanying general terms supplement, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes —

Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Final basket level:  the sum of the following:  (1) the final S&P 500® Index level divided by the initial S&P 500® Index level, multiplied by the initial weighted value of the S&P 500® Index plus (2) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (3) the final iShares® MSCI Emerging Markets ETF level divided by the initial iShares® MSCI Emerging Markets ETF level, multiplied by the initial weighted value of the iShares® MSCI Emerging Markets ETF

Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Upside participation rate:  140.00%

Buffer level:  90% of the initial basket level

Buffer amount:  10%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Trade date:  December 4, 2013

Original issue date (settlement date):  December 11, 2013

Stated maturity date:  December 11, 2018, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement

Determination date:  December 4, 2018, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-14 of the accompanying general terms supplement

No interest:  the offered notes do not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-27 of the accompanying general terms supplement

Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-27 of the accompanying general terms supplement

Trading day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-27 of the accompanying general terms supplement

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-39 of the accompanying product supplement no. 1626

ERISA:  as described under “Employee Retirement Income Security Act” on page S-48 of the accompanying product supplement no. 1626

Supplemental plan of distribution:  as described under “Supplemental Plan of Distribution” on page S-49 of the accompanying product supplement no. 1626; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1.12% of the face amount.  Goldman, Sachs & Co. may pay a fee equal to all or substantially all of the concession to CAIS Capital, LLC in connection with its marketing efforts related to the offered notes.

We will deliver the notes against payment therefor in New York, New York on December 11, 2013, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.:  38147Q3E4

ISIN no.:  US38147Q3E45

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table, examples and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date.  The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket underliers and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) was less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes” on page PS-11 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	140.00%
Initial basket level	100
Buffer level	90.00% of the initial basket level
Buffer rate	approximately 111.11%
Buffer amount	10.00%
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting (i) any of the basket underlier stocks, (ii) the methods by which the respective index sponsors calculate the S&P 500® Index or the EURO STOXX 50® Index or the underlying index of the iShares® MSCI Emerging Markets ETF or (iii) the policies of the iShares® MSCI Emerging Markets ETF investment advisor

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement.  For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical High, Low and Closing Levels of the Basket Underliers” below.  Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level	Hypothetical Cash Settlement Amount

(as Percentage of Initial Basket Level)	(as Percentage of Face Amount)
200.000%	240.000%
175.000%	205.000%
150.000%	170.000%
125.000%	135.000%
110.000%	114.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The following three examples illustrate the hypothetical cash settlement amount at maturity, on each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The numbers appearing in the examples below have been rounded for ease of analysis. The levels in Column A represent the initial level for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the three products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

Example 1:  The final basket level is greater than the initial basket level.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	1,792.81	2,241.01	125.00%	50.00	62.50
EURO STOXX 50® Index	2,991.76	3,739.70	125.00%	30.00	37.50
iShares® MSCI Emerging Markets ETF	41.27	51.59	125.00%	20.00	25.00
			Final Basket Level:		125.00
			Basket Return:		25.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Since the hypothetical final basket level was determined to be 125.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 25.00% ×140.00%) = $1,350.00

Example 2.  The final basket level is less than the initial basket level, but greater than the buffer level.  The cash settlement equals $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	1,792.81	1,703.17	95.00%	50.00	47.50
EURO STOXX 50® Index	2,991.76	2,842.17	95.00%	30.00	28.50
iShares® MSCI Emerging Markets ETF	41.27	39.21	95.00%	20.00	19.00
			Final Basket Level:		95.00
			Basket Return:		95.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00.  Since the hypothetical final basket level of 95 is greater than the buffer level of 90% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 3.  The final basket level is less than the buffer level.  The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	1,792.81	896.41	50.00%	50.00	25.00
EURO STOXX 50® Index	2,991.76	1,495.88	50.00%	30.00	15.00
iShares® MSCI Emerging Markets ETF	41.27	20.64	50.00%	20.00	10.00
			Final Basket Level:		50.00
			Basket Return:		50.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00.  Since the hypothetical final basket level of 50 is less than the buffer level of 90% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 111.11% × (-50.00% + 10.00%))=$555.56

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1626.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive, if any, on the stated maturity date and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the tables, examples and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1626.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, the accompanying general terms supplement, dated September 23, 2013, and the accompanying product supplement no. 1626, dated August 24, 2012, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover. Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1626.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1626.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers.  Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the basket return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the level of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.  In addition, because the basket underliers are not equally weighted, increases in a lower weighted basket underlier may be offset by even small decreases in a more heavily weighted basket underlier.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any of the basket underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights with respect to the basket underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.  In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to the face amount.  For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Policies of the iShares® MSCI Emerging Markets ETF’s Investment Advisor, BlackRock Fund Advisors, and MSCI, the Sponsor of the MSCI Emerging Markets Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The iShares® MSCI Emerging Markets ETF’s investment advisor, BlackRock Fund Advisors (“BFA”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the iShares® MSCI Emerging Markets ETF (the “index fund”), additions, deletions or substitutions of securities in the index fund and the manner in which changes affecting the MSCI Emerging Markets Index (the “MSCI EM index”) are reflected in the index fund that could affect the market price of the shares of the index fund, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if BFA changes these policies, for example, by changing the manner in which it calculates the net asset value of the index fund, or if BFA discontinues or suspends calculation or publication of the net asset value of the index fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the closing price of the index fund on the determination date — and thus the amount payable on the maturity date, if any

— in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the final iShares® MSCI Emerging Markets ETF level on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement.

In addition, MSCI (the “MSCI EM index sponsor”) owns the MSCI EM index and is responsible for the design and maintenance of the MSCI EM index. The policies of the MSCI EM index concerning the calculation of the MSCI EM index, including decisions regarding the addition, deletion or substitution of the equity securities included in the MSCI EM index, could affect the level of the MSCI EM index and, consequently, could affect the market prices of shares of the index fund and, therefore, the amount payable on your notes and their market value.

There Are Risks Associated with the iShares® MSCI Emerging Markets ETF

Although the index fund’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the index fund or that there will be liquidity in the trading market.

In addition, the index fund is subject to management risk, which is the risk that the index fund investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the index fund investment advisor may select up to 10% of the index fund’s assets to be invested in shares of equity securities that are not included in the MSCI EM index.  The index fund is also not actively managed and may be affected by a general decline in market segments relating to the MSCI EM index.  The index fund investment advisor invests in securities included in, or representative of, the MSCI EM index regardless of their investment merits.  The index fund investment advisor does not attempt to take defensive positions in declining markets.

In addition, the index fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

The iShares® MSCI Emerging Markets ETF and the MSCI Emerging Markets Index are Different and the Performance of the iShares® MSCI Emerging Markets ETF May Not Correlate with the Performance of the MSCI Emerging Markets Index

The index fund uses a representative sampling strategy to attempt to track the performance of the MSCI EM index. The index fund may not hold all or substantially all of the equity securities included in the MSCI EM index and may hold securities or assets not included in the MSCI EM index. Therefore, while the performance of the index fund is generally linked to the performance of the MSCI EM index, the performance of the index fund is also linked in part to shares of equity securities not included in the MSCI EM index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the index fund investment advisor.

Imperfect correlation between the index fund’s portfolio securities and those in the MSCI EM index, rounding of prices, changes to the MSCI EM index and regulatory requirements may cause tracking error, the divergence of the index fund’s performance from that of the MSCI EM index.

In addition, the performance of the index fund will reflect additional transaction costs and fees that are not included in the calculation of the MSCI EM index and this may increase the tracking error of the index fund. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the index fund and the MSCI EM index. Finally, because the shares of the index fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the index fund may differ from the net asset value per share of the index fund.

For all of the foregoing reasons, the performance of the index fund may not correlate with the performance of the MSCI EM index. Consequently, the return on the notes will not be the same as investing directly in the index fund or in the MSCI EM index or in the index fund stocks or in the MSCI EM index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the MSCI EM index.

Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the EURO STOXX 50® Index and the index fund may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The index fund holds stocks traded in the equity markets of emerging markets countries. Because foreign exchanges may be open on days when the index fund is not traded, the value of the securities underlying the index fund may change on days when shareholders will not be able to purchase or sell shares of the index fund.

The countries whose markets are represented by the MSCI EM index include Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the index fund sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the index fund.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The index fund holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the index fund that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the index fund may not increase even if the non-dollar value of the asset held by the index fund increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•                  existing and expected rates of inflation;

•                  existing and expected interest rate levels;

•                  the balance of payments among countries;

•                  the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•                  other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the index fund could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there will be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1626. You should consult your own tax adviser about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1626 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of three basket underliers with the following initial weights within the basket:  the S&P 500® Index (50.00%); the EURO STOXX 50® Index (30.00%); and the iShares® MSCI Emerging Markets ETF (20.00%).

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”).

As of December 3, 2013, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.51%), Consumer Staples (10.12%), Energy (10.39%), Financials (16.19%), Health Care (13.20%), Industrials (10.78%), Information Technology (18.02%), Materials (3.42%), Telecommunication Services (2.37%) and Utilities (3.00%).  (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the underlier found in the accompanying general terms supplement. This information was derived from information prepared by the index sponsor, however, the percentages we have listed above are approximate and may not match the information available on the index sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-35 of the accompanying general terms supplement.

“Standard & Poor’s” and “S&P” are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by The Goldman Sachs Group, Inc.  The “S&P 500® Index” is a product of S&P Dow Jones Indices LLC, and has been licensed for use by The Goldman Sachs Group, Inc.  The Goldman Sachs Group, Inc.’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in such notes.

The EURO STOXX 50® Index

The EURO STOXX 50® Index, which we refer to as the EURO STOXX 50 Index, is a capitalization-weighted index of 50 European blue-chip stocks and was created by STOXX Limited, a joint venture among Deutsche Boerse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange. Publication of the EURO STOXX 50 Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the EURO STOXX 50 Index is disseminated on, and additional information about the index is published on, the STOXX Limited website: http://www.stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement. STOXX Limited is under no obligation to continue to publish the EURO STOXX 50 Index and may discontinue publication of the EURO STOXX 50 Index at any time.

The top ten constituent stocks of the EURO STOXX 50 Index as of November 25, 2013, by weight, are: Total S.A. (5.33%), Sanofi (5.01%), Siemens AG (4.30%), Bayer AG (4.20%), Banco Santander S.A. (3.78%), BASF SE (3.78%), Daimler AG (3.15%), BNP Paribas S.A. (3.07%), SAP AG (3.06%) and Anheuser-Busch InBev N.V. (3.02%); constituent weights may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheets and Methodologies” and are updated periodically.

As of November 25, 2013, the sixteen industry sectors which comprise the EURO STOXX 50 Index represent the following weights in the index: Automobiles & Parts (6.08%), Banks (15.84%), Chemicals (9.67%), Construction & Materials (2.97%), Food & Beverage (7.16%), Health Care (5.88%), Industrial Goods & Services (10.32%), Insurance (9.55%), Media (1.26%), Oil & Gas (8.64%), Personal & Household Goods (3.58%), Real Estate (0.99%), Retail (2.23%), Technology (4.45%), Telecommunications (5.37%) and Utilities (6.00%); industry weightings may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of November 25, 2013, the seven countries which comprise the EURO STOXX 50 Index represent the following weights in the index: Belgium (3.02%), France (36.30%), Germany (32.97%), Ireland (0.72%), Italy (7.59%), Netherlands (7.12%) and Spain (12.28%); country weightings may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheets and Methodologies” and are updated periodically.

The above information supplements the description of the EURO STOXX 50® Index found in the accompanying general terms supplement. This information was derived from information prepared by the index sponsor, however, the percentages we have listed above are approximate and may not match the information available on the index sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the EURO STOXX 50® Index, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-64 of the accompanying general terms supplement.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

The iShares® MSCI Emerging Markets ETF

The shares of the iShares® MSCI Emerging Markets ETF are issued by iShares, Inc., a registered investment company. The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM”.  BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares® MSCI Emerging Markets ETF.

The following tables display the top holdings and weighting by sector and country of the underlier.  This information has been obtained from the iShares website without independent verification.

iShares® MSCI Emerging Markets ETF Stock Weighting by Country as of November 25, 2013**

Country:	Percentage (%)*
Brazil	11.37%
Chile	1.56%
China	20.00%
Colombia	1.06%
Czech Republic	0.27%
Egypt	0.15%
Hungary	0.21%
India	6.02%
Indonesia	2.36%
Korea, Republic Of	16.10%
Malaysia	3.76%
Mexico	5.10%
Morocco	0.01%
Peru	0.41%
Philippines	0.86%
Poland	1.79%
Russian Federation	6.06%
South Africa	7.31%
Taiwan, Province Of China	11.15%
Thailand	2.32%
Turkey	1.76%
Other	0.35%

iShares® MSCI Emerging Markets ETF Stock Weighting by Sector as of November 25, 2013**

Percentage (%)*
Consumer Discretionary	8.85%
Consumer Staples	8.65%
Energy	11.88%
Financials	27.15%
Health Care	1.51%
Industrials	6.27%
Information Technology	15.29%
Materials	9.45%
Telecommunication Services	7.31%
Utilities	3.28%
Other	0.35%

*Percentages may not sum to 100% due to rounding.

**A list of constituent stocks can be found at http://us.iShares.com/product_info/fund/overview/EEM.htm

The above information supplements the description of the basket underlier found in the accompanying general terms supplement. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — The iShares® MSCI Emerging Markets ETF” on page S-78 of the accompanying general terms supplement.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”).  The securities are not sponsored, endorsed, sold, or promoted by BITC.  BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Indexes are the exclusive property of MSCI Inc. (“MSCI”).  The securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such securities.

Historical High, Low and Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the level of either of the basket underliers during any period shown below is not an indication that either of the basket underliers is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers.  We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers.  The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The tables below show the high, low and closing levels of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF for each of the four calendar quarters in 2010, 2011, 2012 and 2013 (through December 4, 2013), and the graph below shows the historical basket closing levels from January 1, 2008 to December 4, 2013.  The tables and graph are for illustrative purposes only. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71
Quarter ended September 30	1,148.67	1,022.58	1,141.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ended March 31	1,343.01	1,256.88	1,325.83
Quarter ended June 30	1,363.61	1,265.42	1,320.64
Quarter ended September 30	1,353.22	1,119.46	1,131.42
Quarter ended December 31	1,285.09	1,099.23	1,257.60
2012
Quarter ended March 31	1,416.51	1,277.06	1,408.47
Quarter ended June 30	1,419.04	1,278.04	1,362.16
Quarter ended September 30	1,465.77	1,334.76	1,440.67
Quarter ended December 31	1,461.40	1,353.33	1,426.19
2013
Quarter ended March 31	1,569.19	1,457.15	1,569.19
Quarter ended June 30	1,669.16	1,541.61	1,606.28
Quarter ended September 30	1,725.52	1,614.08	1,681.55
Quarter ending December 31 (through December 4, 2013)	1,807.23	1,655.45	1,792.81

Quarterly High, Low and Closing Levels of the EURO STOXX 50® Index

	High	Low	Close
2010
Quarter ended March 31	3,017.85	2,631.64	2,931.16
Quarter ended June 30	3,012.65	2,488.50	2,573.32
Quarter ended September 30	2,827.27	2,507.83	2,747.90
Quarter ended December 31	2,890.64	2,650.99	2,792.82
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53
Quarter ended September 30	2,875.67	1,995.01	2,179.66
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 31	2,608.42	2,286.45	2,477.28
Quarter ended June 30	2,501.18	2,068.66	2,264.72
Quarter ended September 30	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ended March 31	2,749.27	2,570.52	2,624.02
Quarter ended June 30	2,835.87	2,511.83	2,602.59
Quarter ended September 30	2,936.20	2,570.76	2,893.15
Quarter ending December 31 (through December 4, 2013)	3,092.42	2,902.12	2,991.76

Quarterly High, Low and Closing Levels of the iShares® MSCI Emerging Markets ETF

	High	Low	Close
2010
Quarter ended March 31	43.20	36.81	42.10
Quarter ended June 30	43.96	36.14	37.30
Quarter ended September 30	44.75	37.57	44.75
Quarter ended December 31	48.55	44.75	47.62
2011
Quarter ended March 31	48.69	44.63	48.69
Quarter ended June 30	50.21	45.50	47.60
Quarter ended September 30	48.46	34.95	35.07
Quarter ended December 31	42.80	34.36	37.94
2012
Quarter ended March 31	44.76	38.23	42.94
Quarter ended June 30	43.54	36.68	39.19
Quarter ended September 30	42.37	37.42	41.32
Quarter ended December 31	44.35	40.14	44.35
2013
Quarter ended March 31	45.20	41.80	42.78
Quarter ended June 30	44.23	36.63	38.57
Quarter ended September 30	43.29	37.34	40.77
Quarter ending December 31 (through December 4, 2013)	43.66	40.72	41.27

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2008 through December 4, 2013 assuming that the basket closing level was 100 on January 1, 2008.  We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date.  The basket closing level has been normalized such that its hypothetical level on January 1, 2008 was 100.  As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date.  The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Basket Performance

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$1,400,000 The Goldman Sachs Group, Inc. Leveraged Buffered Basket-Linked Notes due 2018 Goldman, Sachs & Co.

Pricing Supplement

Summary Information	PS-2
Hypothetical Examples	PS-6
Additional Risk Factors Specific to Your Notes	PS-11
The Basket and the Basket Underliers	PS-17
Validity of the Notes	PS-23

Product Supplement No. 1626 dated August 24, 2012

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-34
Use of Proceeds	S-39
Hedging	S-39
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49

General Terms Supplement dated September 23, 2013

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-13
The Underliers	S-33
Licenses	S-34
S&P 500® Index	S-35
MSCI Indices	S-40
Hang Seng China Enterprises Index	S-48
Russell 2000® Index	S-53
FTSE® 100 Index	S-59
Euro STOXX 50® Index	S-64
TOPIX	S-70
The Dow Jones Industrial AverageSM	S-75
The iShares® MSCI Emerging Markets ETF	S-78

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140